Exhibit 99.1

  Deckers Outdoor Corporation Reports Record First Quarter Financial
                               Results

    GOLETA, Calif.--(BUSINESS WIRE)--April 15, 2004--Deckers Outdoor Corporation (NASDAQ: DECK)

    --  First Quarter Revenue Increases 23% to a Record $44.3 Million

    --  Reports First Quarter Diluted EPS of $0.49

    --  Raises Fiscal 2004 EPS Guidance to a Range of $1.42 to $1.51

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the first quarter ended March 31, 2004.
    For the first quarter, net sales increased 22.6% to $44.3 million versus $36.1 million in the same period last year. Net earnings for the quarter increased 28.1% to a record $5,382,000 compared to earnings of $4,203,000 last year and diluted earnings per share increased 32.4% to $0.49, versus diluted earnings per share of $0.37 in the first quarter of 2003.
    Chief Executive Officer, Doug Otto, stated, "We are pleased as the strong momentum we experienced in fiscal 2003 has continued into the new year. These results have been primarily driven by robust growth in our Teva(R) business, both domestically and abroad, and continued increases in our UGG(R) business. We believe this performance is a testament to the strength of these brands."
    Including sales from both the wholesale divisions and the internet and catalog retailing business, Teva sales for the first quarter increased 18% to $37.4 million compared to $31.7 million last year and UGG sales for the quarter increased 226% to $5.1 million from $1.6 million. Due to the seasonality of the UGG business, the first quarter is generally a lower volume quarter, while the third and fourth quarters are generally the highest volume quarters for UGG. Sales of the Simple brand were $1.7 million for the quarter compared to $2.8 million for the same period last year. Sales for the internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $3.6 million for the first quarter of 2004, up 226% from $1.1 million for the first quarter of 2003.
    The gross margin for the quarter was 46.1%, compared to 45.0% for the first quarter of 2003, largely due to the strong increase in the higher gross margin internet and catalog retailing business, combined with a lower volume of closeout sales in the Simple division compared to last year. Selling, general and administrative expenses were $10.8 million or 24.3% of sales for the first quarter of 2004 compared to $8.2 million or 22.6% of sales in the first quarter of 2002, primarily due to increased costs of our growing internet and catalog retailing business, increased payroll costs, higher legal costs associated with increased efforts to protect the Company's intellectual property rights, and increased sales commissions on the higher sales volume.
    During the quarter, the Company continued to reduce the outstanding 16.75% subordinated notes, repaying an additional $3 million in January 2004. In connection with this repayment, we incurred approximately $0.3 million, or $0.02 per diluted share, of expenses related to the write-off of financing costs and prepayment fees. With this most recent repayment, the Company has now repaid $7 million of the original $14 million of 16.75% subordinated notes and repurchased all of the $5.5 million of preferred stock. Both the notes and the preferred stock were issued to finance the Teva acquisition in November 2002.
    Deckers has also increased its guidance for 2004. The Company currently expects annual sales for 2004 to range from $166 million to $174 million, up from previous guidance of $153 million to $162 million, and diluted earnings per share to range from $1.42 to $1.51, up from the previous guidance of $1.25 to $1.35 per diluted share. The Company currently expects annual sales in 2004 to be approximately $85 to $87 million for Teva, $9 to $11 million for Simple and $72 to $76 million for UGG. For the second quarter ending June 30, 2004, the Company currently expects sales to range from $34 million to $35 million and diluted earnings per share to range from $0.32 to $0.34.
    Mr. Otto concluded, "We have begun the 2004 fiscal year with good brand momentum and strong financial results. We remain focused on further leveraging our brands and fully capitalizing on our leadership position in the marketplace."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.
    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates and guidance regarding sales and earnings per share results for the second quarter of 2004 and for the year ending December 31, 2004 and its expectations regarding its short-term and long-term future prospects, among others. These forward-looking statements are based on the Company's expectations as of today, April 15, 2004. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin, which could interrupt product manufacturing and increase product costs; the risk that we are unable to accurately forecast consumer demand which may result in excess inventory to liquidate or, conversely, may result in difficulty in filling customers' orders; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in implementing our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; whether we might be subject to certain federal regulatory fines; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; our ability to successfully identify, develop or acquire, and build new brands; potential fluctuations in quarterly results in future periods, which may prevent us from meeting expectations and have an adverse effect on the price of our common stock; dependence on key employees; currency risk; delays and unexpected costs that can result from customs regulations; our dependence on computer and communications systems; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. In addition, our stock price may be affected by the degree of control of our company exercised by management through its stock holdings; immediate dilution of book value per share experienced by purchasers of the stock we issue in the potential stock offering; management's discretion over the use of proceeds from the offering; historical volatility in our stock price; the potential for future sales of stock to adversely affect our stock price; and the tendency of anti-takeover provisions of our charter documents, our stockholder rights plan and Delaware law to dissuade potential purchasers of the Company. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K for fiscal year 2003, the Quarterly Reports on Form 10-Q for 2003 or this news release.

    (Tables to follow)

                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                              March 31,   December 31
          Assets                                    2004         2003
                                             ------------ ------------

Current assets:
     Cash and cash equivalents              $ 10,848,000    6,662,000
     Trade accounts receivable, net           24,331,000   18,745,000
     Inventories                              17,657,000   18,004,000
     Prepaid expenses and other current
      assets                                   1,088,000      694,000
     Deferred tax assets                       2,137,000    2,137,000
                                             ------------ ------------
        Total current assets                  56,061,000   46,242,000

Property and equipment, at cost, net           3,056,000    2,969,000
Intangible assets, less applicable
 amortization                                 70,509,000   70,572,000
Other assets                                     994,000    1,243,000
                                             ------------ ------------

                                            $130,620,000  121,026,000
                                             ============ ============

          Liabilities and Stockholders'
           Equity

Current liabilities:
     Notes payable and current installments
      of long-term debt                     $  4,667,000    3,792,000
     Trade accounts payable                   14,530,000   11,220,000
     Accrued expenses                          5,222,000    4,959,000
     Income taxes payable                      6,719,000    3,468,000
                                             ------------ ------------
        Total current liabilities             31,138,000   23,439,000
                                             ------------ ------------

Long-term debt, less current installments     22,684,000   26,495,000
Deferred tax liabilities-noncurrent              568,000      568,000

Stockholders' equity:
     Preferred stock                               -----        -----
     Common stock                                 98,000       97,000
     Additional paid-in capital               27,456,000   27,115,000
     Retained earnings                        48,434,000   43,052,000
     Accumulated other comprehensive income
      (loss)                                     242,000      260,000
                                             ------------ ------------
        Total stockholders' equity            76,230,000   70,524,000
                                             ------------ ------------

                                            $130,620,000  121,026,000
                                             ============ ============

                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                                        Three-month period ended
                                               March 31,
                                  ------------------------------------
                                                     2004        2003
                                            -------------- -----------

Net sales                                  $   44,272,000  36,102,000
Cost of sales                                  23,866,000  19,862,000
                                            -------------- -----------
      Gross profit                             20,406,000  16,240,000

Selling, general and
 administrative expenses                       10,778,000   8,153,000
                                            -------------- -----------
      Earnings from operations                  9,628,000   8,087,000

Other expense (income):
      Interest, net                             1,118,000   1,097,000
      Other                                        (6,000)    (15,000)
                                            -------------- -----------
Earnings before income tax expense              8,516,000   7,005,000

Income tax expense                              3,134,000   2,802,000
                                            -------------- -----------

Net earnings                               $    5,382,000   4,203,000
                                            ============== ===========


Net earnings per share:
      Basic                                $         0.55        0.44
      Diluted                                        0.49        0.37
                                            ============== ===========

Weighted-average shares:
      Basic                                     9,747,000   9,474,000
      Diluted                                  11,051,000  11,266,000
                                            ============== ===========


    CONTACT: Deckers Outdoor Corporation
             Scott Ash, Chief Financial Officer, 805/967-7611 or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey, 203/222-9013